Exhibit 13.1

Certification of the Chief Executive Officer and the Director of Finance and Administration as required by Rule 13a-14(b) of the Securities Exchange Act of 1934

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), James Garner, Chief Executive Officer, and Gabrielle Heaton, Director of Finance and Administration, of Kazia Therapeutics Limited, an Australian corporation (the ‘Company’), hereby certifies that:

(1)

The Company’s periodic report on Form 20-F for the period ended June 30, 2021 (the ‘Form 20-F’) fully complies with the requirements of section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 as amended; and

(2)	The information contained in the Form 20-F fairly presents, in all material respects, the financial condition and results of operations of the Company.

*        *        *

Chief Executive Officer	Director of Finance and Administration

/s/ James Garner	/s/ Gabrielle Heaton
James Garner	Gabrielle Heaton

Date: October 7, 2021	Date: October 7, 2021

This certification accompanies the Form 20-F to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Kazia Therapeutics Limited under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 20-F), irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.